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                              CONSULTING AGREEMENT


     THIS AGREEMENT is between Accent Software International, Ltd. (hereinafter referred to as the "Company"), and Investor Resource Services, Inc. (hereinafter referred to as the "Consultant").

     WHEREAS, the Company is a publicly held company; and

     WHEREAS, the Consultant is in the business of assisting public companies in financial advisory, strategic business planning, and investor and public relations services designed to make the investing public knowledgeable about the benefits of stock ownership in the Company; and

     WHEREAS, the Consultant may, during the period of time covered by this contract, present to the Company one or more plans of public and investor relations to utilize other business entities to achieve the Company's goals of making the investing public knowledgeable about the benefits of stock ownership in the Company; and

     WHEREAS, the Company recognizes that the Consultant is not in the business of stock brokerage, investment advice, activities which require registration under either the Securities Act of 1933 or the Securities Act of 1934, underwriting, banking, is not an insurance company nor does it offer services to the Company which may require regulation under federal or state securities laws; and

     WHEREAS, although the Consultant may recommend to the Company the use of certain licensed professionals and business entities with particular skills with which the Consultant has had a successful relationship in the past, the Company will use its independent judgment in employing such firms; and

     WHEREAS, the parties agree, after having a complete understanding of the services desired and the services to be provided, that the Company desires to retain Consultant to provide such assistance through its services for the Company, and the Consultant is willing to provide such services to the Company;

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   DUTIES AND INVOLVEMENT.

     The Company hereby engages Consultant to provide a plan and for coordination in executing the agreed-upon plan for using various investor and public relations services as agreed by both parties. The plan may include, but not by way of limitation, the following services: consulting with the Company's management concerning marketing surveys, investor accreditation, availability to expand investor base, investor support, strategic business planning, broker relations, conducting due diligence meetings, exhibitions and presentations at conventions and trade shows, assistance in the preparation and dissemination of press releases and

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stockholder communications, consulting of mergers, review and assistance in updating a business plan, review and advise on the capital structure for the company, review and assistance in updating a business plan, review and advise on the capital structure for the company, assist in the development of an acquisition profile and structure, recommend financing alternatives and sources, and consult on corporate finance and/or investment banking issues. In addition, these services may include production of a corporate profile and fact sheets, printed media advertising designs, newsletter production, broker solicitation campaigns and press releases. the preliminary services the plan anticipates including are attached as Exhibit "A."

     2.   RELATIONSHIP BETWEEN THE PARTIES.

     Consultant acknowledges that it is not an officer, director or agent of the Company, it is not and will not be responsible for any management decisions on behalf of the Company, and may not commit the Company to any action. The Company represents that the Consultant does not have, through stock ownership or otherwise, the power to control the Company, nor to exercise any dominating influence over its management.

     Consultant understands and acknowledges that this Agreement shall not create or imply any agency relationship between the parties, and Consultant will not commit Company in any manner except when a commitment has been specifically authorized in writing by the Company.

     The Company and Consultant agree that the relationship between the parties shall be that of independent contractor.

     3.   TERM AND TERMINATION.

     This Agreement shall continue until twelve (12) months from date of execution.

     In the event this Agreement is terminated for any reason whatsoever, the shares referred to herein shall remain in full force and effect. Consultant shall have the right of retention of said shares in consideration for services performed.

     4.   COMPENSATION AND PAYMENT OF EXPENSES.

     The Company agrees to pay the Consultant a total and complete consideration for its services the total sum of Six Hundred Twelve Thousand (612,000) shares of stock. Three Hundred Twelve Thousand (312,000) shares of free trading stock will be delivered within thirty (30) days of execution of the Agreement, and Three Hundred Thousand (300,000) shares of 144 stock will be delivered at the same time. The 144 shares will be registered within twelve (12) months of delivery.

     In the event this Agreement is terminated for any reason whatsoever, the securities or options referred to herein shall remain in full force and effect and with respect to any shares


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which are issued or are issuable thereunder, Consultant shall have the right of retention of said shares of common stock or options in consideration for services performed.

     5.   SERVICES NOT EXCLUSIVE.

     The Consultant shall devote such of its time and effort necessary to the discharge of its duties hereunder. The Company acknowledges that Consultant is engaged in other business activities, and that it will continue such activities during the term of this Agreement. Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

     6.   CONFIDENTIALITY.

     Consultant acknowledges that it may have access to confidential information regarding the Company and its business. Consultant agrees that it will not, during or subsequent to the term of this Agreement, divulge, furnish, or make accessible to any person (other than with the written permission of the Company) any knowledge or information or plans of the Company with respect to the Company or its business, including, but not limited to, the products of the Company, whether in the concept or development stage, or being marketed, by the Company on the effective date of this Agreement or during the term hereof.

     7.   COVENANT NOT TO COMPETE.

     During the term of this Agreement, Consultant warrants, represents and agrees that it will not directly participate in the information developed for and by the Company, and will not compete directly with the Company in the Company's primary industry or related fields.

     8.   INVESTMENT REPRESENTATION.

          (a)  Access to Information.

          The Company represents and warrants that it has provided Consultant access to all information available to the Company concerning its condition, financial and otherwise, its management, its business and its prospects. The Company represents that it has provided Consultant with a copy of the Company's most recent Form 10-K and any subsequent filing required or filed under the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if any, (the "Disclosure Documents"). Consultant acknowledges that the acquisition of securities to be issued to Consultant involves a high degree of risk. Consultant represents that it and its advisors have been afforded the opportunity to discuss the Company with its management. The Company represents that it has and will continue to provide Consultant with any information or documentation necessary to verify the accuracy of the information contained in the Disclosure Documents, and will promptly notify Consultant upon the filing of any registration statement or other periodic reporting documents filed pursuant to the Act or the Exchange Act. Any


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

additional ale or registration and filings with the NASD and SEC will be made available to Consultant at such time by notifying in writing, at least thirty
(30) days prior to any registration or sale.

          (b)  Registration of Securities.

               (i) Consultant understands and acknowledges that the Shares of common stock are being acquired by Consultant for its own account and not on behalf of any other person and is being acquired for investment purposes and not for distribution. Consultant represents that an investment in the common stock is a suitable investment for Consultant, taking into consideration the restrictions on transferability affecting the common stock.

               (ii) The Company agrees to file a Registration Statement on Form S-3 with piggyback registration rights to register these Shares upon the earlier of thirty (30) days from the date hereof or as soon as practicable after the date of the mutual execution of the Agreement.

               (iii) The Company will undertake to comply with the various state securities laws with respect to the registration of the Shares referred to herein. The Company undertakes to make available for review and common, on a timely basis and prior to submission with any regulatory agency, copies of the Registration Statement.

               (iv) The Company hereby acknowledges that time is of the essence in respect to the registration of the Shares and agrees that in the event the Shares are not registered and qualified for public sale pursuant to an effective registration statement within ninety (90) days from the date of this Agreement ("Penalty Date"), the Company shall agree to issue an additional number of Shares equal to ten percent (10%) of the total number to the Consultant pursuant to the terms of Paragraph 3(a) herein for such additional thirty (30) day delay in providing in effective registration statement pursuant to which the Shares may be sold. In the event of a delay less than a full thirty (30) day period, the Consultant shall be entitled to a pro rata allocation of additional Shares. Penalty shares, if not registered upon delivery, would come with demand registration and piggyback registration rights.

               (v) In the event that 144 shares are issued in lieu of payment for compensation, then the Company agrees to provide an opinion letter of counsel removing any restrictions or legend within five (5) days of demand by Consultant after the time period for 144 stock has expired. In the event that such legend is not lifted, as provided above, then the penalty provided above shall apply.

     9.   ASSIGNMENT.

     This Agreement may not be assigned by either party hereto without the written consent of the other, but shall be binding upon the successors of the parties.


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

     10.  ARBITRATION.

     If dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through direct discussion, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or a breach thereof shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. Any provisional remedy which would be available from a court of law shall be available to the parties to this Agreement from the Arbitrator pending arbitration.

     The situs of the arbitration shall be Orange County, Florida.

     11.  INDEMNIFICATION.

          (a) The Company agrees to indemnify and hold harmless the Consultant and its agents and employees against any losses, claims, damages or liabilities, joint or several, to which Consultant or any such other person may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus, the prospectus, or any amendment or supplement thereto; or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; and will reimburse the Consultant or any such other person for any legal or other expenses reasonably incurred by Consultant or any such other person in connection with investigating or defending any such loss, claim, damage, liability, or action, suit or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, from the Registration Statement, any preliminary prospectus, the prospectus, or any such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by the Consultant specifically for use in the preparation thereof. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

          (b) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, suit or proceeding, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section. In case any such action, suit or proceeding is brought against any indemnified party, and it notified an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel


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

satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

     12.  NOTICES.

     All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be addressed to the deemed to have been duly given upon delivery, personally or by courier (such as Federal Express or similar express delivery service) addressed to the attention of the officer at the address set forth beneath the signature line below, or to such other officer or addressee as either party may designate, upon at least ten (10) days' notice, to the other party.

     13.  GOVERNING LAW.

     This Agreement shall be construed by and enforced in accordance with the laws of the State of Florida.

     14.  REPRESENTATIONS.

     Consultant and his employees represent that they are not acting as either a broker or brokerage firm, nor are they affiliated or registered with any securities agency and are acting merely as a consultant or investor.

          (a) Company states and represents there are and will be no S-8 registrations without prior approval from Consultant during the term of this Agreement.

          (b) Company states and represents that it will not do any reg-S placements without prior written approval from Consultant during the term of this Agreement.

          (c) Company states and agrees that there will be no additional issuance of securities, options or warrants of any kind without prior written approval.

     Any violation of the above representations of 14(a), 14(b) and/or 14(c) will result in a penalty of ten percent (10%) of the total amount of Shares owed in this Agreement being paid in additional Shares to Consultant per month until the expiration of this Agreement. Shares would be calculated as provided in Paragraph 8(b)(iii) and registered as provided therein.


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     15.  ENTIRE AGREEMENT.

     This Agreement contains the entire understanding and agreement between the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by both parties.

     16.  NON-WAIVER.

     A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

     17.  COUNTERPARTS.

     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     18.  BINDING EFFECT.

     The provisions of this Agreement shall be binding upon the parties, their successors and assigns.

     19.  SEVERABILITY.

     If any provisions of this Agreement, except Paragraphs 1 and 3, or application thereof to any person or circumstance shall be deemed or held to be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement shall not be affected and the application of such affected provision shall be enforced to the greatest extent possible under law.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the day and year first above written.

COMPANY:                               CONSULTANT:

ACCENT SOFTWARE                        INVESTOR RESOURCES SERVICES, INC.
INTERNATIONAL, LTD


/s/ Todd Osseth                        /s/ Daniel D. Starczewski
----------------------------------     --------------------------------------



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                                    EXHIBIT A

CORPORATE PROFILE AND FACT SHEET

     A two-page, two-color broker fact sheet and a four-page, full-color Company profile will be created, each highlighting the Company and the benefits of owning the Company's stock. These pieces are included in broker/dealer information packages for dissemination to prospective investors, and may also be targeted to stock analysis and newsletter editors. Consultant's services include creative writing, artwork, layout and design and printing. Materials updated four times per year, as applicable.

DIRECT MAIL CAMPAIGN

     A four-page, full-color direct mail lead generation piece, highlighting the Company and the benefits of owning the Company's stock, will be created. This lead generator will be mailed to 100,000 selected, qualified investors, in one large mailing or in smaller increments. Printed on heavy gloss stock, the piece includes a postage-paid business reply card plus an identifying telephone number enabling investors to respond immediately. Additionally, market makers names and phone numbers may be listed directly on the mailing piece for call-in lead generation. The piece includes a postage-paid business reply card, plus an identifying telephone number enabling investors to respond immediately. Consultant's services include creative writing, artwork, layout and design, printing, list rentals, mail handling, postage and business-reply card coordination.

BROKER SOLICITATION CAMPAIGN

     Specialized professional financial public relations services will be provided through an ongoing telemarketing campaign soliciting new broker dealers, to generate interest in the Company and its stock. This campaign will include direct personal telephone follow-up with retail brokers in active contact with Company executives and investor relations staff. Supervised in-house personnel will be assigned specifically to guide Company interactions with brokers and field representatives.

PRESS RELEASES

     Company press releases will be written and disseminated to newswire services (cost: $850). Press releases will also be disseminated to the at-large broker community by fax and mail, plus telephone and fax follow-up with 500-1,000 active brokers (additional cost: $500). Press releases may be reproduced in may include personal visits to newsletter editors and publishers, in order to best expose Company benefits and to set up interviews with key Company officers.

CONFERENCES, SEMINARS AND NATIONAL TOURS


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     Due Diligence Meetings:  Opportunities for Company exposure before broker/dealer audiences will be provided in New York, Boston, Chicago, Atlanta, Orlando, Boca Raton, Denver, San Francisco, southern California and other major metro areas. Consultant's services include overall meeting coordination and implementation; room rental, catering (hot and cold hors d'oeuvres and snacks), alcoholic and non-alcoholic beverages, broker/dealer invitations (printing, mail coordination, postage and telephone contact), transportation (coach air fare and hotel accommodations, as applicable), additional broker meetings and telephone follow-up.

     Investor Conferences: Opportunities for Company exposure before large audiences of qualified, wealthy investors will be provided in various locations across North America. These conferences provide executives of participating companies with unique forums for sharing the spotlight with top financial and investment experts while making personal contact with wealthy investors and presenting the benefits of the companies. The most popular package for conference participants includes an exhibit booth, private workshop, broker presentation and distribution of collateral materials. Among the most popular and established conferences are those produced by Investment Seminars Inc., Blanchard's Investment Conferences and Sound Money Investors Inc.

     Institutional Conferences: Opportunities for Company exposure before representatives of major financial institutions may be arranged for any of the following conferences; North American Corporate Forum, Westergaard Waldorf Conference Series, Boston Stockholders Club, Hartford Stockholders Club, Equitis Conferences and Investment Research Institute. The conferences sponsored by the North American Corporate Forum and Westergaard Waldorf Conference Series are three-day events held in New York, designed to allow participating companies to meet and consult with investment analysis and portfolio managers representing all primary investment centers in the United States and Canada.

ELECTRONIC MEDIA

     A coordinated mix of financial and investment radio and television programming, covering major markets across the United States and designed to serve as Company marketing and lead generation conduits will be arranged. The Company may be featured on talk shows, special interview segments and commercials. Program duplicates may be distributed to select brokers and investors to heighten Company awareness.

INVESTMENT PUBLICATIONS

     PERSONAL INVESTING NEWS is a glossy magazine distributed bi-monthly to approximately 40,000 educated, affluent U.S. investors active in the emerging growth company marketplace. A two-page interview with a key officer of the Company, emphasizing the Company's merits and growth potential, will be created for inclusion in PERSONAL INVESTING NEWS. An additional two-page advertorial about the Company, with a similar emphasis on the Company's merits, will be included in PERSONAL INVESTING NEWS and will feature the address and telephone number of the Company and/or the address and telephone number for market makers of the Company's stock. In addition, a photograph of the key Company officer featured in the interview will appear on the


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front cover of PERSONAL INVESTING NEWS to draw attention to the Company's story inside the magazine. Consultant's services include creative writing, artwork, layout and design, printing and list rentals.

     INTERNATIONAL MONEY & POLITICS is a glossy magazine distributed bi-monthly to approximately 5,000 educated, affluent U.S. investors active in the emerging growth company marketplace. The two-page PERSONAL INVESTING NEWS advertorial will be reprinted for inclusion in INTERNATIONAL MONEY & POLITICS.

     BULL & BEAR is a tabloid-style newspaper distributed six to nine times per year to approximately 50,000 active investors in the United States and Canada. The two-page PERSONAL INVESTING NEWS advertorial will be reprinted for inclusion in BULL & BEAR.

PRINT MEDIA ADVERTISING

     An advertisement, targeted to both brokers and investors, will be created and inserted in major financial and investment magazines or newspapers. Publications which target and deliver large numbers of active brokers, qualified investors and other niche groups interested specifically in the Company's product or industry category will be emphasized. Consultant's services include creative writing, artwork, layout and design and coordination of magazine/newspaper inserts.

NEWSLETTER CAMPAIGN

     The Company will be presented to an extensive list of financial newsletter editors and publishers whose publications specialize in charting and presenting buy recommendation for qualified emerging growth companies.

PERSONAL CONSULTANT SERVICES

     A Personal Consultant will supervise and actively assist in every facet of the Company's overall marketing campaign. In addition to coordinating all above-listed services, the Personal Consultant will maintain daily contact with investor relations office staff, Company officers and active brokers; he will be available for consultation 24 hours per day every day via cellular telephone to address urgent needs as well as general strategic planning. The Personal Consultant will travel extensively to meet qualified brokers one-on-one, and will arrange specially-scheduled conference calls with audiences of brokers, analysis and money managers. The Personal Consultant will personally arrange invitation-only, due diligence broker meetings, and directly supervise all logistics and follow-up. Cost: $10,000-$15,000 per month, as applicable.


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